Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is executed as of January 19, 2007 among Expedia, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors parties hereto and The Bank of New York Trust Company, N.A., a national banking association, as Trustee (the “Trustee”) under the Indenture dated as of August 21, 2006 (the “Indenture”).
WITNESSETH
     WHEREAS, the Company and Subsidiary Guarantors party thereto have entered into the Indenture with the Trustee pursuant to which the Trustee acts as trustee for the holders of the Company’s 7.456% Senior Notes due 2018;
     WHEREAS, pursuant to Section 10.7 of the Indenture, the Company agreed to cause any Domestic Subsidiary that becomes a guarantor or borrower under the Credit Agreement to become a Subsidiary Guarantor by executing a Supplemental Indenture;
     WHEREAS, Expedia Partner Services, Inc. and TravelNow.com Inc. (the “Additional Guarantors”) are agreeing to become guarantors under the Credit Agreement; and
     WHEREAS, the Indenture permits the Company, the Trustee, and Additional Guarantors to execute a Supplemental Indenture for the purpose of adding Subsidiary Guarantors.
AGREEMENT
     NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     Section 1. DEFINITIONS. All capitalized terms used in this Supplemental Indenture not defined herein shall have the same meanings ascribed to them in the Indenture.
     Section 2. ADDITIONAL GUARANTORS. Each Additional Guarantor by the execution of this Supplemental Indenture agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors.
     Section 3. GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 4. MISCELLANEOUS. This Supplemental Indenture may be executed in various counterparts which together will constitute one and the same document. This Supplemental Indenture is an amendment supplemental to the Indenture and this Supplemental Indenture will henceforth be read together.

     Section 5. TRUSTEE. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Subsidiary Guarantors and not of the Trustee.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

EXPEDIA, INC. EXPEDIA, INC. (WA)
By:	/s/ Michael B. Adler
Name:	Michael B. Adler
Title:	Chief Financial Officer and Secretary

TRAVELSCAPE, LLC HOTELS.COM HOTWIRE, INC. TRIPADVISOR, LLC INTERACTIVE AFFILIATE NETWORK, L.L.C. HOTELS.COM GP, LLC OWL HOLDING COMPANY, INC. CLASSIC VACATIONS, LLC EXPEDIA PARTNER SERVICES, INC.
By:	/s/ Michael B. Adler
Name:	Michael B. Adler
Title:	Chief Financial Officer and Secretary

TRAVELNOW.COM INC.
By:	/s/ Michael B. Adler
Name:	Michael B. Adler
Title:	Chief Financial Officer

HRN 99 HOLDINGS, LLC
By:	/s/ Amy E. Weaver
Name:	Amy E. Weaver
Title:	Manager

IAN.COM, L.P. HOTELS.COM, L.P.
HOTEL.COM GP, LLC,
its general partner

By:	/s/ Michael B. Adler
Name:	Michael B. Adler
Title:	Chief Financial Officer

TRIPADVISOR BUSINESS TRUST
By:	/s/ Stephen Kaufer
Name:	Stephen Kaufer
Title:	Trustee, President and Chief Executive Officer, and not Individually

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:	/s/ Michelle Larios-Escobedo
Name:	Michelle Larios-Escobedo
Title:	Assistant Treasurer